Exhibit 10.31

First Amendment to the Note Payable and Line of Credit Agreement with Kraig Higginson

Regardless of the date of execution, this First Amendment to the Note Payable and Line of Credit Agreement (“First Amendment”) shall be deemed made, entered into and effective as of April 3, 2020 for modification #1, below (“First Amendment Effective Date for Item #1”) and January 8, 2020 for modification #2, below (“First Amendment Effective Date for Item #2”) by and between Kraig Higginson and Sundance Strategies, Inc. (“the Company”). The Company and Kraig Higginson are collectively referred to as “the Parties”.

RECITALS:

A.	The Parties entered into that certain Note Payable and line of Credit Agreement (“the Agreement”) on or about July 22, 2015.

B.	The Company has, from time-to-time, requested Kraig Higginson extend the due date of the Agreement and increase the amounts available to borrow.

C.	Immediately prior to the First Amendment Effective Date for Item #2, the Agreement allowed for borrowings of up to $4,600,000, with outstanding principal and interest due on November 30, 2020.

D.	Immediately prior to the First Amendment Effective Date for Item #2 the Company owed $795,000 in principal and approximately $54,343 in accrued interest on the Agreement

E.	The purpose of this First Amendment is to amend the Agreement to require the Company to issue warrants convertible into the Company’s common stock (“Warrants”) to Kraig Higginson when the Company requests that amounts be drawn on the Agreement or the Company requests that the Agreement due date be extended.

Now, therefore, in consideration of the mutual promises, conditions and covenants set forth in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the foregoing recitals are true and correct and the Parties agree to amend the Agreement as follows:

MODIFICATIONS TO AGREEMENT

When money is loaned to the Company from Kraig Higginson under the Agreement or if Kraig Higginson is requested by the Company and is willing to extend the due date, the Company agrees to provide Kraig Higginson Warrants as follows.

1.	Monies being loaned to the Company. Beginning the First Amendment Effective Date for Item #1 the Company agrees to issue Kraig Higginson two (2) Warrants for each incremental $1 that is loaned to the Company with a due date no less than twelve months from the lending date. The Warrants shall have an exercise price of $0.05 per share and expire in five years from the date of grant. The common shares issued in association with the exercise of the Warrants shall not have registration rights. By way of example, if Kraig Higginson loans the Company an additional $1,000 with a due date of not less than twelve months from the lending date then the Company will issue 2,000 Warrants to Kraig Higginson.

2.	Due date extensions. The Company agrees to issue Kraig Higginson Warrants in return for an extension of the due date of the Agreement. On the First Amendment Effective Date for Item #2 the Company will grant Kraig Higginson 500,000 warrants for extending the due date of the Agreement to August 31, 2021. Thereafter, Warrants will be issued upon Kraig Higginson granting a due date extension on the entire outstanding balance owed based on the following formula: 10,000 Warrants per month extended plus 1 Warrant for every $2 of the principal balance outstanding (not including interest) at the time of the extension (rounded to the nearest whole Warrant). The Warrants shall have an exercise price of $0.05 per share and expire five years from the date of grant. The common shares issued in association with the exercise of the Warrants shall not have registration rights. By way of example, if Mr. Higginson agrees to extend the due date of the Agreement from August 31, 2021 to November 30, 2022 (15 months), and the principal balance owed to Mr. Higginson on the date of the signing of the extension is $600,000, Mr. Higginson would be awarded ((15 x 10,000) + (600,000 x 0.5)) = 450,000 Warrants.

IN WITNESS WHEREOF, the Parties have executed this First Amendment on the respective date(s) indicated

Sundance Strategies, Inc.

By:	/s/ Randall F. Pearson

Name:	Randall F. Pearson

Title:	President

Date:	April 3, 2020

Kraig Higginson

By:	/s/ Kraig T. Higginson

Name:	Kraig T. Higginson

Title:	Chairman

Date:	4/3/20